FOR IMMEDIATE RELEASE

For additional information contact:
Michael W. Shelton, Senior Vice President
Phone: 336-369-0900

FNB FINANCIAL SERVICES CORPORATION
ANNOUNCES QUARTERLY DIVIDEND

GREENSBORO, N.C.--(BUSINESS WIRE)—August 22, 2005--FNB Financial Services Corporation (NASDAQ/NMS: FNBF)(“FNB”), parent of FNB Southeast, announced that the Board of Directors has approved a regular cash dividend of $0.11 per share for the third quarter of 2005. The dividend is payable September 30, 2005 to shareholders of record on September 16, 2005.

FNB Financial Services Corporation is a financial holding company with one subsidiary, FNB Southeast; a North Carolina chartered commercial bank. FNB Southeast currently operates 17 banking offices located in North Carolina and Virginia, along with additional mortgage origination offices through its mortgage subsidiary, FNB Southeast Mortgage Corporation. A separate investment subsidiary of the bank operates as FNB Southeast Investment Services, Inc.